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                                  Exhibit 5.1

Wilson Sonsini Goodrich & Rosati
Palo Alto, California


July 22, 1999


Concentric Network Corporation
1400 Parkmoor Ave.
San Jose, CA 95126

Ladies and Gentlemen:

     "We have acted as your counsel in connection with the filing of the Registration Statement on Form S-8 (the "Registration Statement") of Concentric Network Corporation, a Delaware corporation (the "Company") executed by you on July 20, 1999, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an additional 400,000 shares ("Shares") of the Company's common stock, $0.001 par value, which will be issuable from time to time under the Company's 1999 Nonstatutory Stock Option Plan, as amended and of an additional 2,000,000 Shares which will be issuable from time to time under the Company's 1997 Stock Plan, as amended.

     In connection therewith, we have reviewed the Registration Statement, certain of the Company's corporate records and proceedings taken in connection with the adoption of the 1999 Nonstatutory Stock Option Plan and the 1997 Stock Plan as well as the authorization of the issuance of the Shares and such other factual and legal matters as we have considered necessary for purposes of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ Wilson Sonsini Goodrich & Rosati
                                Professional Corporation